Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports related to Global Signal Inc. dated March 28, 2005 except for Note 19 for which the date is March 30, 2005, to the use of our report related to Tower Ventures dated April 18, 2005, to the use of our report related to Didier Communications Acquisition dated April 18, 2005 and to the use of our report related to Towers of Texas Acquisition dated April 18, 2005 in the Amendment No. 1 to the Registration Statement (Form S-11 No. 333-121576) and related Prospectus of Global Signal Inc. for the registration of 5,750,000 shares of its common stock.

/s/ Ernst & Young LLP

Tampa, Florida
April 21, 2005